NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of this _16_ day of March , 2009 by and among BANK OF AMERICA, N.A., as successor by merger to LaSalle Business Credit, LLC, as administrative agent and collateral agent (in such agent capacities, “Agent”) for itself and all other lenders from time to time a party hereto (“Lenders”), located at 135 South LaSalle Street, Chicago, Illinois 60603-4105, PROTECTIVE APPAREL CORPORATION OF AMERICA, a New York corporation (“PACA”), POINT BLANK BODY ARMOR INC., a Delaware corporation (“Point Blank”) and LIFE WEAR TECHNOLOGIES, INC., a Florida corporation (“Life Wear”, and together with PACA and Point Blank, collectively, the “Borrowers” and each, individually, a “Borrower”) and POINT BLANK SOLUTIONS, INC., a Delaware corporation (the “Parent” and a “Guarantor”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Loan Agreement (as hereinafter defined).

RECITALS

WHEREAS, Borrowers, Parent, Agent and Lenders have entered into that certain Amended and Restated Loan and Security Agreement dated as of April 3, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Borrowers, Parent, Agent and Lenders have agreed to waive certain Events of Default and to amend the Loan Agreement, in each case as set forth herein;

NOW THEREFORE, in consideration of the foregoing recitals, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers, Parent, Agent and Lenders hereby agree as follows:

SECTION 1. Amendments and Limited Waivers.

(a) The definition of “Applicable Margin” set forth in Section 1 of the Loan Agreement is hereby amended and restated to read as follows:

“Applicable Margin” means a percentage equal to: (a) 2.00% for all Term Loans that are Base Rate Loans, (b) 3.50% for all Revolving Loans that are Base Rate Loans and (d) 4.50% for all Revolving Loans that are LIBOR Rate Loans.

(b) Section 1 of the Loan Agreement is hereby amended by adding two new definitions of “Base Rate” and “Base Rate Loans” in their proper alphabetical places to read as follows:

“Base Rate” means for any day, a per annum rate equal to the greater of (a) Bank of America’s publicly announced prime rate (which is not intended to be Bank of America’s lowest or most favorable rate in effect at any time) in effect from time to time; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate for a 30 day interest period as determined on such day, plus 1.0%.

“Base Rate Loans” shall mean the Loans bearing interest with reference to the Base Rate.

(c) Section 1 of the Loan Agreement is hereby amended by adding a new definition of “Federal Funds Rate” in its proper alphabetical place to read as follows:

“Federal Funds Rate” means (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

(d) Each reference to in the Loan Agreement and the Other Agreements to “Prime Rate” and “Prime Rate Loans” shall be amended to be a reference to “Base Rate” and “Base Rate Loans”, respectively.

(e) Section 2(a) of the Loan Agreement is hereby amended by amending and restating clause (ii)(D) of Section 2(a) to read as follows:

“(D) $17,500,000; provided, that such amount shall be decreased to $14,500,000 on the earlier to occur of (1) May 15, 2009 or (2) the date upon which Borrowers receive income tax refunds in the amount of at least $11,000,000 (such amount then applicable, the Inventory Advance Limit”); minus”

(f) The paragraph set forth after the proviso at the end of Section 2(a)(v) of the Loan Agreement is hereby amended by amending and restating such paragraph in its entirety to read as follows:

“The aggregate unpaid principal balance of the Revolving Loans made to all Borrowers, at any one time outstanding, shall not at any time exceed the lesser of (i) the Revolving Loan Limit minus the Letter of Credit Obligations of all Borrowers and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations of all Borrowers. If at any time the outstanding aggregate principal amount of such Revolving Loans exceeds the Revolving Loan Limit minus such Letter of Credit Obligations, or any portion of the outstanding principal of such Revolving Loans and such Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, the Borrowers shall immediately, on a joint and several basis, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess, and Agent shall apply such payment to the Revolving Loans in such order as Agent shall determine in its sole discretion; provided, that (A) Agent may, in its sole discretion, permit such excess (the “Interim Advance”) to remain outstanding and continue to advance Revolving Loans to any Borrower on behalf of Lenders without the consent of any Lender for a period of up to sixty (60) calendar days, so long as (i) the amount of the Interim Advances does not exceed at any time One Million and No/100 Dollars ($1,000,000), (ii) the aggregate outstanding principal balance of the Revolving Loans and Letter of Credit Obligations does not exceed the Maximum Revolving Loan Limit, and (iii) Agent has not been notified by Requisite Lenders to cease making such Revolving Loans; and (B) as of March 13, 2009, Agent shall permit such excess (the “Short Term Interim Advance”) in the amount of $1,425,000 to remain outstanding and continue to advance Revolving Loans to any Borrower on behalf of Lenders without the consent of any Lender for the period commencing on March 13, 2009 and ending on April 3, 2009 so long as (a) the aggregate outstanding amount of such Short Term Interim Advances does not exceed $1,425,000 at any time, (b) the aggregate outstanding principal balance of the Revolving Loans and Letter of Credit Obligations does not exceed the Maximum Revolving Loan Limit and (c) such Short Term Interim Advance is repaid in weekly installments of $475,000 on March 20, 2009, March 27, 2009 and April 3, 2009. If the Interim Advance is not repaid in full within time period specified above, no future advances may be made to any Borrower without the consent of Requisite Lenders until the Interim Advance is repaid in full. If the Short Term Interim Advance is not repaid on the dates set forth in this paragraph, an Event of Default shall exist and no future advances may be made to any Borrower without the consent of Requisite Lenders until the Short Term Interim Advance is repaid in full.”

(g) Section 9(b) of the Loan Agreement is hereby amended by (i) amending and restating the heading to read “Monthly Reports and Financial Statements and Weekly Inventory Reports” and (ii) adding a new clause (iv) to the end of Section 9(b) to read as follows:

“(iv) within two Business Days after the end of each weekly period (ending on a Friday of each such week), updated inventory reporting for each Borrower as of the end of such weekly period in form satisfactory to Agent, provided however PACA and Life Wear inventory amounts will be provided monthly until such time as perpetual inventory reporting is available.”

(h) Section 9(c)(ii) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) within sixty-five (65) days after the last day of January, April, July and October of each year (commencing with April 30, 2009), a Quarterly Appraisal as of the last day of each such month; and”

(i) Section 14 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“14. FINANCIAL COVENANTS

Parent and the Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below;

(a) Capital Expenditures.

Parent and Borrowers shall not make any Capital Expenditure if, after giving effect to such Capital Expenditure, the aggregate cost of all such fixed assets purchased or otherwise acquired by Parent and Borrowers would exceed the amounts set forth below for the period set forth below.

Period	Amount
Three months ending March 31, 2009	$700,000

Six months ending June 30, 2009	$1,050,000

Nine months ending September 30, 2009	$1,300,000

Twelve months ending December 31, 2009	$1,500,000

Each twelve month period ending December 31 thereafter	$1,500,000

(b) Minimum EBITDA. Parent and Borrowers on a consolidated basis shall have, at the end of each period set forth below, EBITDA for such period of not less than the following:

Period	Amount
One month ending January 31, 2009	($2,200,000)

Two months ending February 28, 2009	($3,500,000)

Period	Amount
Three months ending March 31, 2009	($2,100,000)

Four months ending April 30, 2009	($600,000)

Five months ending May 31, 2009	($200,000)

Six months ending June 30, 2009	($550,000)

Seven months ending July 31, 2009	($300,000)

Eight months ending August 31, 2009	$500,000

Nine months ending September 30, 2009	$1,450,000

Ten months ending October 31, 2009	$2,500,000

Eleven months ending November 30, 2009	$3,200,000

Twelve months ending December 31, 2009 and each month ending thereafter for the trailing twelve month period	$4,100,000

(c) Minimum Fixed Charge Coverage Ratio. Parent and Borrowers on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio of no less than the amount set forth for each period:

Period	Ratio
Twelve month period ending December 31, 2009	1.05:1.0

Each twelve month period ending on the last day of each Fiscal Quarter thereafter	1.10:1.0

(d) Minimum Net Worth. Parent and Borrowers on a consolidated basis shall have, at each date set forth below, Net Worth for such date of not less than the following:

Date	Amount
January 31, 2009	$8,700,000

February 28, 2009	$5,400,000

March 31, 2009	$6,200,000

April 30, 2009	$6,850,000

May 31, 2009	$6,900,000

June 30, 2009	$6,500,000

July 31, 2009	$6,500,000

August 31, 2009	$6,800,000

September 30, 2009	$7,200,000

October 31, 2009	$7,600,000

November 30, 2009	$7,900,000

December 31, 2009 and each month end thereafter through and including November 30, 2010	$8,200,000

For each 12 month period thereafter (calculated at the end of each such month), commencing on December 31 of such period and ending on November 30 of such period	For each month in such 12 month period, the sum of (a) the amount of Minimum Net Worth required for the month ending November 30 most recently ended pursuant to this Section 14(d) plus (b) 80% of the annual net income of Parent and the Borrowers on a consolidated basis as reported on the audited financial statements delivered under Section 9(c) for such Fiscal Year then ending (without giving effect to any net losses for such annual period)

(j) Exhibit A to the Loan Agreement (Compliance Certificate) is hereby amended and restated in the form of Annex A to this Amendment.

(k) Borrowers hereby acknowledge and agree that Events of Default exist under Section 15(b)(i) of the Loan Agreement by virtue of Borrowers’ failure to comply with Sections

14(b) and 14(d) of the Loan Agreement for the month ending December 31, 2008 (the “Existing Defaults”). Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, Agent and Lenders hereby waive the Existing Default; provided, that nothing contained herein shall in any way waive, release, modify or limit Borrowers’ obligations to comply with the financial covenant requirements set forth in Section 14 of the Loan Agreement for any other period.

(l) The Agent and the Lender hereby waive (i) any Event of Default that arises under Section 15(b) and Section 15(d) of the Loan Agreement with respect to any representation and warranty made by the Borrowers under Section 11(u) of the Loan Agreement and the covenant contained in Section 12(c) of the Loan Agreement, in each case which relate solely to the failure by PACA to file IRS/DOL 5500 reports at any time prior to May 20, 2009 with respect to its 401(k) Qualified Plan, (ii) compliance by the Borrowers with the provisions contained in Sections 11(u) and 12(c) of the Loan Agreement solely as they relate to such IRS/DOL filings for a period of fifty (50) days commencing on the date that this Amendment becomes effective in accordance with Section 2 herein.

SECTION 2. Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

(a) This Amendment shall have been duly executed and delivered by Borrowers and Parent (collectively, “Amendment Parties”), Agent and each Lender;

(b) No Default or Event of Default shall have occurred and be continuing;

(c) The representations and warranties contained herein shall be true and correct in all material respects; and

(d) Borrowers shall have delivered to Agent certified resolutions from the Borrowers approving the transactions set forth in this Amendment.

SECTION 3. Representations and Warranties. In order to induce Agent and each Lender to enter into this Amendment, each Amendment Party hereby represents and warrants to Agent and each Lender, which representations and warranties shall survive the execution and delivery of this Amendment, that, after giving effect to this Amendment:

(a) all of the representations and warranties contained in the Loan Agreement and in each of the Other Agreements are true and correct in all material respects as of the date hereof after giving effect to this Amendment, except to the extent that any such representations and warranties expressly relate to an earlier date;

(b) the execution, delivery and performance by Amendment Parties of this Amendment has been duly authorized by all necessary corporate action required on their part and this Amendment, the Loan Agreement and the Other Agreements are the legal, valid and binding obligation of Amendment Parties enforceable against Amendment Parties in accordance with its terms, except as its enforceability may be affected by the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and by general limitations on the availability of equitable remedies;

(c) neither the execution, delivery and performance of this Amendment by Amendment Parties, the performance by Amendment Parties of the Loan Agreement nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of any Amendment Party’s certificate or articles of incorporation or bylaws or other similar documents, or agreements, (iii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Amendment Party or any of its Subsidiaries is a party or by which any Amendment Party or any of its Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived or consented to herein or by a written waiver document, a copy of which has been delivered to Agent on or before the date hereof; and

(d) no Default or Event of Default has occurred and is continuing.

SECTION 4. Reference to and Effect Upon the Loan Agreement.

(a) Except as specifically set forth above, the Loan Agreement and each of the Other Agreements shall remain in full force and effect and are hereby ratified and confirmed; and

(b) the amendments and waivers set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Loan Agreement or any of the Other Agreements except as specifically set forth herein, (ii) operate as a waiver or otherwise prejudice any right, power or remedy that Agent or Lenders may now have or may have in the future under or in connection with the Loan Agreement or any of the Other Agreements except as specifically set forth herein or (iii) constitute a waiver of any provision of the Loan Agreement or any of the Other Agreements, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Loan Agreement and the Other Agreements to the Loan Agreement shall mean the Loan Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Loan Agreement. Each Amendment Party hereby acknowledges and agrees that there is no defense, setoff or counterclaim of any kind, nature or description to the Liabilities or the payment thereof when due.

SECTION 5. Costs And Expenses. To the extent provided in Section 4(c)(iv) of the Loan Agreement, Borrowers agree to reimburse Agent for all fees, costs, and expenses, including the reasonable fees, costs, and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment.

SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purposes.

SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

BORROWERS:

PROTECTIVE APPAREL
CORPORATION OF AMERICA

By:	/s/ Larry Ellis
Name:	Larry Ellis
Title:	President and Chief Executive Officer

POINT BLANK BODY ARMOR INC.

By:	/s/ Larry Ellis
Name:	Larry Ellis
Title:	President and Chief Executive Officer

LIFE WEAR TECHNOLOGIES, INC.

By:	/s/ Larry Ellis
Name:	Larry Ellis
Title:	President and Chief Executive Officer

PARENT:

POINT BLANK SOLUTIONS, INC.

By:	/s/ Larry Ellis
Name:	Larry Ellis
Title:	President and Chief Executive Officer

[Signature Page to Ninth Amendment to Loan and Security Agreement]

AGENT AND LENDER:

BANK OF AMERICA, N.A., as successor by merger to
LaSalle Business Credit, LLC

By:	/s/ Patrick M. Cornell
Name:	Patrick M. Cornell
Title:	Vice President

[Signature Page to Ninth Amendment to Loan and Security Agreement]